Exhibit 10.1

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

AMENDED AND RESTATED CAN SUPPLY AGREEMENT

This Amended and Restated Can Supply Agreement (the “Amended and Restated Agreement”) is entered into by and between: (i) Rexam Beverage Can Company (“Rexam”), a Delaware corporation, with its principal place of business at 8770 West Bryn Mawr Avenue, 11th Floor, Chicago, Illinois 60631; and (ii) Coca-Cola Bottlers’ Sales & Services Company LLC, a limited liability company organized and existing under the laws of Delaware, with its principal offices at 3200 Windy Hill Road, East Tower, Suite 300, Atlanta, Georgia 30339 (“CCB”), acting solely on behalf of and as agent for the Bottlers (as defined below) (each a “Party” and together, the “Parties,” and where applicable, shall be deemed to include the Bottlers, as defined below), and amends and restates that certain Can Supply Agreement entered into on or about January 1, 2004 by and between Rexam and CCB, as agent for certain Bottlers (the “Original CCB Agreement”).

RECITALS

WHEREAS, CCB acts as agent for certain Coca-Cola bottlers and other entities, including Coca-Cola Enterprises Inc. (“CCE”) and those other duly licensed Coca-Cola bottlers and related cooperative bottling/canning facilities or other entities set forth in Exhibit A attached hereto (each, individually, a “Bottler,” and collectively, the “Bottlers”); and

WHEREAS, REXAM owns and operates manufacturing plants throughout the United States which produce aluminum beverage containers; and

WHEREAS, CCE and Rexam are parties to that certain Can Supply Agreement executed by and between CCE and Rexam (at the time known as American National Can Company) and effective as of January 1, 1999, as amended (the “Existing CCE Agreement”); and

WHEREAS, pursuant to a certain Procurement Agency Agreement dated April 14, 2003 and other agency agreements between CCB and the Bottlers (collectively the “Agency Agreements”), CCB has been authorized by the Bottlers, who are in the business of, among other things, filling soft drink beverages into aluminum beverage containers comprised of 12 oz bodies and ends (the “Cans”) as specified in Exhibit B, to negotiate and enter into this Can Supply Agreement on their behalf; and

WHEREAS, on or about January 1, 2004 CCB, acting solely as agent for and on behalf of certain Bottlers and Rexam, entered into the Original Agreement, which has an expiration date of December 31, 2006; and

WHEREAS, CCB and Rexam now desire to enter into this Amended and Restated Agreement in order to amend and restate the Original Agreement as set forth herein and to provide for the supply of Cans to certain production facilities operated by Bottlers identified in Exhibit A, all pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the Parties hereby agree as follows:

1.	Authority.

(a) CCB’s Agency. This Agreement is executed by CCB solely as agent for the Bottlers. CCB represents and warrants that pursuant to the Agency Agreements it is the authorized agent for the Bottlers, and is authorized to conduct negotiations, execute and manage agreements for the supply of Cans to the Bottlers for use within the Territory (as defined below). By the execution of this Agreement, CCB further represents that the Bottlers listed in Exhibit A consent to and shall be bound by this Agreement. CCB retains the right to add or delete Bottlers as mutually agreed from Exhibit A from time to time during the Term hereof. In the event of a deletion, the Bottlers, through CCB, will make commercially reasonable efforts to provide replacement volumes.

(b) Rexam’s Authority. Rexam represents and warrants to CCB that it has the authority to enter into and perform this Amended and Restated Agreement.

2.	Effect on Other Agreements. Upon execution hereof, this Amended and Restated Agreement shall replace and supersede both: (i) the Existing CCE Agreement; and (ii) the Original CCB Agreement, both in their entirety. For the avoidance of doubt, both the Existing CCE Agreement and the Original CCB Agreement shall be deemed terminated by mutual consent without penalty upon the execution hereof.

3.	Term. The term of this Amended and Restated Agreement (the “Term”) shall commence on January 1, 2006, and, unless sooner terminated as provided herein, shall expire on [***] (the “Termination Date”).

4.	Description of Product. This Amended and Restated Agreement relates to Cans with the specifications as shown in Exhibit B (the “Specifications”). Rexam will have the right to place its name and/or logo on the Cans in such size and location as is customary in the industry. Upon request, Rexam will provide CCB with a certificate of conformity with each shipment indicating that the Cans included in the shipment have been inspected by Rexam and comply with the Specifications and all obligations of this Amended and Restated Agreement.

5.	Territory. The obligation of Rexam to supply Cans, and the obligation of Bottlers to purchase Cans, pursuant to the terms hereof, shall apply only to filling locations owned or operated by the Bottlers that are physically located within the fifty United States or the District of Columbia, Canada, and/or Bermuda (collectively, the “Territory”).

6.	[***]

7.

Volume. The Cans will be supplied to the filling locations located within the Territory set forth for each Bottler in Exhibit A (and at any additional or substitute facilities hereafter acquired or otherwise designated by CCB on behalf of any of the Bottlers and agreed to in writing by Rexam which agreement by Rexam will not be unreasonably withheld) (collectively, the “Filling Locations”). During the Term of this Amended and Restated Agreement, each of the Bottlers shall purchase 100% of the Filling Locations’ respective individual requirements of Cans from Rexam in the sizes set forth in Exhibit B, except that each Bottler shall be allowed a commercially reasonable time to exhaust any existing supply of non-Rexam supplied Cans kept in inventory during the ordinary course of business as of the beginning of the Term hereof. If requested by Rexam, and not more than once annually, CCB shall provide a certificate from an officer of CCB attesting that each Bottler has complied with its annual purchase requirements for the Filling Locations as set forth herein. If, for any reason (other than an event of Force Majeure covered in Section 23, or a metal supply issue covered in Section 14, below) Rexam is unable to supply bodies and/or ends, as the case may be, of satisfactory quality, any affected Bottler(s) shall be relieved of any obligation to buy from Rexam the unsatisfactory item under the terms of this Amended and Restated Agreement until Rexam corrects the problem on an ongoing basis to the reasonable satisfaction of the affected Bottler(s). In such event and only for the duration of time that such quality problem exists: (a) Rexam shall provide the relevant Filling Location(s) with fully conforming bodies and/or ends from an alternate Rexam plant and Rexam shall absorb any excess freight involved in shipping from the alternate plant; (b) if Rexam is unable to procure conforming bodies and/or ends from a Rexam plant, the affected Bottler(s) may procure conforming bodies and/or ends from any other source; (c) Rexam shall pay any affected Bottler the difference between the purchase price to such Bottler for such conforming bodies and/or ends and the purchase price such Bottler otherwise would have incurred hereunder; and (d) all bodies and/or ends purchased by affected Bottlers from any alternate source pursuant to this paragraph shall be credited against the relevant Bottler’s purchase obligations hereunder.

8.	Orders.

(a) Sales Subject to Orders. All sales of Cans under this Amended and Restated Agreement will be subject to written orders issued by the Bottlers (through CCB or otherwise) to Rexam (“Orders”).

(b) Quantities and Dates. Orders will specify quantities, delivery dates and points of delivery.

(c) Special Terms. Bottlers (through CCB or otherwise) and Rexam may agree in writing to special terms, such as deliveries in a specified manner, for which Rexam may request additional compensation. Rexam agrees that all invoices will include the price of the Cans separate from the compensation for such special terms.

(d) Adjustments. In the event of changes identified in Section 8(c), either Bottler or Rexam may, in writing, request an equitable adjustment in the prices or delivery terms of the relevant Order. Any and all claims and requests by Rexam under this subsection will be deemed waived unless made in writing and received by Bottler within twenty (20) days from the receipt by Rexam of the written notification for such changes.

(e) Order Termination

(i) With or Without Cause. Bottlers (through CCB or otherwise) may terminate, with or without cause, any single Order upon written notice to Rexam. In the event of such termination, Rexam may in writing make claim for the cost of any work in process and finished stocks, but not for any cost of design, engineering, or development, special tooling or general purpose equipment unless such items have been specifically ordered and separately priced in the terminated Order. Other than as specified in the preceding sentence, Rexam will not be entitled to any claim, remedy or damages from Bottler with respect to termination of an Order. Any and all claims or requests by Rexam under this subsection will be deemed waived unless made in writing and received by Bottler within five (5) business days (not including holidays on which Rexam’s executive offices are closed) from the date of termination.

(ii) Effect on Other Orders. Termination of any single Order for any reason will not affect any other Order between Bottler and Rexam, or this Amended and Restated Agreement.

(f) Time. Time is of the essence in all Orders. Rexam will promptly advise Bottlers of any delay or anticipated delay in delivery or performance.

(g) Supersede Preprinted Terms in Other Documents. The terms and conditions of this Amended and Restated Agreement will supersede any preprinted or standard terms which may appear on any purchase orders, invoices, acknowledgements, or similar documents exchanged between Rexam and Bottlers and/or CCB as agent for the Bottlers.

9.	Price. The base price(s) for Cans, and adjustments thereto, under this Amended and Restated Agreement shall be as stated in the Pricing Schedule, attached as Exhibit C to this Amended and Restated Agreement.

10.	Payment; Risk of Loss. Payment is due [***] days after the date of invoice (if such invoice is sent electronically, which is the method preferred by both Parties); or [***] days from receipt of invoice (if such invoice is not able to be sent electronically). Payment for any services provided pursuant to Exhibit D is due in full [***] days after invoice date. Amounts not paid by the due date shall bear interest at 2% over the prime rate announced from time to time by Bank One, Chicago, Illinois, or such lesser rate as provided by law. Notification of payments due shall be directed as follows: (i) if to Coca-Cola Enterprises Inc (“CCE”) or to The Coca-Cola Bottling Company Consolidated (“Consolidated”) or any other Bottler owned or controlled by Consolidated, bill(s) of lading for Cans shipped or invoices for all other charges (e.g., for services provided pursuant to Section 15 hereof) shall be delivered by the carrier or by Rexam to CCE’s or Consolidated’s respective filling locations; (ii) if, as to hot-filled Cans processed in the Niles, Illinois facility operated by Coca-Cola Bottling Company of Chicago (“Niles”) or such other facilities as designated by CCB in the future, all invoice(s) shall be sent by Rexam to Coca-Cola North America, a division of The Coca-Cola Company, at: Coca-Cola Company, Vender# 1037076, Minute Maid Hot Fill, PO Box 2467, Atlanta, GA 30301; and (iii) if to any other Bottler not listed in subsections (i) or (ii) above (hereinafter the “Participating CCBA Bottlers”), daily electronic reports of shipments made or services provided pursuant to Section 16 to participating CCBA Bottlers, shall be sent by Rexam to The Coca-Cola Bottlers’ Association, Inc. at 3282 Northside Parkway, Atlanta, Georgia 30327. Each individual Bottler, including the Participating CCBA Bottlers, shall be solely responsible for payment of all amounts due from it under this Amended and Restated Agreement. If payments are not received within 60 days, Rexam has the right to offset any rebates Rexam may have paid to CCB that are allocable to such Bottler’s outstanding receivables, from any future rebate payments to CCB, subject to reinstatement once payment is made. CCB shall use reasonable commercial efforts to resolve any payment disputes between Rexam and any of the Bottlers. Title and risk of loss shall pass to each applicable Bottler upon delivery of Cans to the common carrier, even if Rexam may have selected the carrier.

11.	Packaging and Shipping.

(a) Packaging Standards. All packing and packaging will comply with good commercial practice and applicable transport regulations, and will consist of suitable containers for optimum protection of the goods and for in-plant handling and storage.

(b) Carrier and Route. Delivery will be made by the carrier and route specified by Rexam.

(c) Labeling. All shipping containers will be labeled in accordance with applicable laws and regulations relating to the transport of goods.

12.	Delivery. Delivery will not be deemed complete until the Cans have actually been received and accepted by Bottler following completion of its standard inspection procedures. All inspections will be completed within a reasonable period of time.

13.	Non-Conforming Orders.

(a) Inspection and Testing. All Orders of Cans are subject to inspection and rejection by Bottler within a reasonable period of time prior to payment.

(b) Cancellation for Non-Conformance. Bottler may cancel an Order for any nonconformity in any lot or installment delivered and performed hereunder, including, without limitation, failure of Rexam to deliver the Order of Cans when due, delivery of defective or otherwise nonconforming Cans, or delivery of an insufficient quantity of Cans.

(c) Additional Remedies. Without limiting any of Bottler’s rights, Bottler may require Rexam, at Rexam’s expense:

(i) to promptly repair or replace any or all rejected Orders of Cans, or

(ii) to refund the price of any or all rejected Orders of Cans.

(d) Risk of Loss for Rejected Orders. All rejected Orders of Cans will be held for Rexam’s prompt instruction and at Rexam’s risk and expense.

14.	Metal.

(a) The Parties acknowledge that, subject to the Parties’ obligations regarding soft tolling set forth in Section B.1(a) of Exhibit C, soft tolling of metal is a part of this Amended and Restated Agreement. To that extent, CCB, on behalf of the Bottlers, shall provide Rexam with reasonable advance notice of any change in designated aluminum suppliers (and such newly designated supplier shall be a qualified first tier metal sheet producer, or second tier sheet producer reasonably acceptable to Rexam), no later than 120 days prior to implementing such change to this Amended and Restated Agreement (excluding 2006, which has been dealt with as of the date hereof to the Parties’ mutual satisfaction). Notwithstanding the foregoing, in the event of an actual, material quality problem or shortfall in the metal supplied to Rexam, Rexam shall retain the right to qualify or disqualify any of CCB’s designated aluminum supplier(s) provided, however, that the criteria used to disqualify such supplier(s) was pre-existing (i.e., in effect prior to the execution hereof), was uniformly established for all aluminum suppliers to Rexam, and was disclosed to CCB and agreed upon prior to the execution hereof; and provided further that Rexam provide CCB with reasonable advance written notice of the effective date of any such disqualification. Upon any such notice of disqualification, the Parties will discuss a mutually agreeable aluminum supplier, and the Parties shall agree to use any other aluminum supplier if such supplier is then qualified by Rexam as set forth above (Rexam agrees to provide CCB a listing of all aluminum suppliers qualified to do business with Rexam, which list may be updated quarterly, as needed). In the event a supplier not currently qualified to supply Rexam is required for supply reasons currently unforeseen by Rexam or CCB, and the Parties cannot reach agreement on such an unqualified aluminum supplier within [***] days from the date of such disqualification, Rexam may use any other aluminum supplier so long as such aluminum meets the specifications contained in this Amended and Restated Agreement, and (ii) if, and only if so agreed to by Rexam and CCB, all incremental cost adjustments, if any, to implement such new aluminum supplier are borne by the Bottlers for the anticipated period of time required (not to exceed one hundred and twenty (120) days), or until a mutually agreed to supplier is found.

(b) At any time during the Term of this Amended and Restated Agreement, CCB may elect to direct the disposition of in-plant scrap, provided however, that: (i) Rexam shall not be required to terminate any pre-existing, enforceable annual (i.e., of no greater than one year in length) agreement otherwise requiring disposition of in-plant scrap; and (ii) that, subject to the mutual agreement of CCB and Rexam, there will be commensurate annual economic adjustments (based on periodic changes in the price of ingot) made to Rexam with respect to the remaining Term and subsequent projected volume of this Amended and Restated Agreement, to reflect the impact of implementing this right.

15.	Purchases; Forecasts. Purchases of Cans will be made via purchase order or alternative electronic means as set forth in Section 8 above. To facilitate such purchases, each individual Bottler, through CCB or otherwise, shall advise Rexam, prior to each October 31, of the Filling Locations’ projected annual requirements of Cans under this Amended and Restated Agreement, by location, for the upcoming calendar year (the “Forecasted Volume”) and, using commercially reasonable judgment, shall provide rolling 90 day forecasts, by filling location, by size, by label, on a monthly basis throughout the year (a “90 Day Rolling Forecast”). All Forecasted Volume shall be provided for planning purposes only and shall not constitute a firm offer to buy, provided, however, that Rexam may use reasonable judgment to produce Cans pursuant to the relevant 90 Day Rolling Forecast only, in advance of receipt of actual orders, in which event all such Cans shall be purchased by the applicable Bottler within ninety (90) days. Such Forecasted Volume shall remain in effect until adjusted by each Bottler upon reasonable advance notice to Rexam; provided, however, that such adjustments shall not affect each Filling Location’s percent purchase requirement set forth above in Section 7. Substantial increases in volume that are not consistent with a Bottler’s Forecasted Volume or significant increases in the Forecasted Volume from year to year may require discussion and agreement between Rexam and the applicable Bottler on meeting such increase in volume, and the Parties agree to work in good faith to reach such agreement.

16.	Rexam’s Services. Rexam may perform the services described on Exhibit D attached hereto, as frequently as is reasonably necessary and at the applicable Bottler’s specific request, pursuant to the rates for such services as specified on such Exhibit D, which rates may be subject to change from time to time by Rexam. CCB will make Exhibit D available to each Bottler.

17.	Dunnage. The Parties’ obligations with respect to dunnage are set forth in the attached Exhibits E, E-1, E-2, and F, which CCB will make available to each Bottler.

18.	Warranties, Claims and Limitation of Liability. The Parties’ obligations with respect to warranties, claims, and limitation of liability are set forth in the attached Exhibit G.

19.	Termination.

(a) In addition to any other termination rights available under applicable law or set forth herein, at any time prior to the Termination Date, CCB may immediately terminate this Amended and Restated Agreement with Rexam (as to any Bottler(s) or all Bottlers), or Rexam may terminate this Amended and Restated Agreement with CCB or any of the Bottlers, in either case upon notice to the other Party if such Party, or any of the Bottlers, as the case may be: (i) is deemed bankrupt or shall make an assignment for the benefit of its creditors, or a receiver is appointed for it or for any of its properties or it is adjudged to be insolvent; or (ii) defaulted in the performance of any material term or condition of this Amended and Restated Agreement and such default has not been remedied within thirty (30) days after the giving of written notice with respect to such breach to the defaulting Party. Any such acts of, by or to a Bottler shall give rise to a right to terminate solely as to that Bottler and not as to any other Bottler or CCB. In the event that this Amended and Restated Agreement is terminated with respect to any individual Bottler, the Amended and Restated Agreement shall remain in full force and effect among Rexam, CCB, and the remaining Bottlers.

(b) CCB shall not be responsible or liable for any Bottler’s failure to perform its obligations hereunder. The termination of any or all of the Agency Agreements shall have no effect on this Amended and Restated Agreement, provided, however, that any new or successor agent of the affected Bottler(s) shall notify Rexam that it is the new or successor agent for the Bottlers and such new or successor agent shall agree to be bound by the terms of this Amended and Restated Agreement as if the new or successor agent had been the original agent.

20.	Effect of Termination. Upon termination of this Amended and Restated Agreement for any reason, each Bottler shall purchase all Cans and otherwise non-usable Bottler -specific manufacturing supplies and related items previously ordered for the relevant Bottler. The price which each affected Bottler shall pay for Cans and any otherwise non-usable Bottler specific manufacturing supplies and related items as a result of any termination shall be the price in effect hereunder upon the effective date of termination, inclusive of any soft tolling.

21.	Indemnity. Notwithstanding anything to the contrary set forth in Exhibit G, Rexam will indemnify and hold harmless CCB and Bottlers, their subsidiaries, officers, agents, employees and customers against all claims, costs (including, without limitation, reasonable attorneys’ fees) and damages (including, without limitation those resulting from recall of Cans) arising from (i) any defect in the Cans, (ii) breach of any warranties or representations of Rexam set forth in this Amended and Restated Agreement, and (iii) breach of any term or condition set forth in this Amended and Restated Agreement by Rexam.

22.

Insurance. Rexam will obtain and maintain at its’ own expense through a combination of comprehensive general liability insurance and umbrella liability insurance, which includes products liability coverage, with insurance companies that have a minimum A.M. Best Rating of A-VII in the amount of at least five million dollars ($5,000,000) per occurrence combined single limit, aggregate limit of ten million dollars ($10,000,000). Rexam will provide CCB and, upon request, the Bottlers with a certificate of insurance evidencing such insurance and naming CCB and the Bottlers listed in Exhibit A as additional insureds within thirty (30) days of execution of this Amended and Restated Agreement. Such certificate will further contain a provision that said policy or policies cannot be cancelled, terminated, non-renewed or materially changed during the Term without thirty (30) days prior written notice to CCB. The stipulated limits of coverage above will not be construed as a limitation of any potential liability to CCB or the Bottlers, and failure to request evidence of this insurance will in no way be construed as a waiver of Rexam’s obligation to provide the insurance coverage specified.

23.	Force Majeure.

(a) Except for payment of money due hereunder, Rexam, CCB, and each of the Bottlers, as applicable, shall be excused for failure to perform under this Amended and Restated Agreement where such failure results from circumstances beyond the affected Party’s reasonable control including, without limitation, such circumstances as fire, storm, flood, terrorism, acts of war, civil or military authority, insurrection, supply shortage, embargo, earthquake, strikes, work stoppages or slowdowns, lockouts, failure of machinery, delay or failure of transportation, acts of the public enemy, acts of God or acts of any foreign, federal, state or any local government or agents or instrumentalities thereof. The Party (including for purposes of this provision, each of the Bottlers) claiming excuse of performance must give written notice stating the reasons for its failure to perform hereunder, and may claim such excuse of performance only so long as such force majeure condition exists. Both parties will use reasonable efforts to mitigate the effects of such events.

(b) Remedies. In case of the occurrence of an event covered by the preceding provision, CCB or Bottlers may at its option:

(i) reject any partial or future performance without liability upon written notice, or

(ii) if such occurrence only affects Rexam’s performance, require Rexam to use its best efforts to supply as much of Bottlers’ total requirements as possible but in no event less than a pro rata share of its remaining capacity allocated among its customers having written supply contracts of at least one (1) year in duration which were entered into prior to the commencement of the event.

24.	Notices. Except for notices and correspondence related solely to an individual Order which shall be sent to the addresses and individuals as shown in the Order, all notices that are required or permitted to be given pursuant to this Amended and Restated Agreement, and any requests or other communications shall be in writing, and shall be deemed given when personally delivered or received by facsimile, with confirmation of receipt, or five (5) days after deposited in the United States mail, postage prepaid, or the next business day if sent by overnight courier, at the address set out below for each Party or such other address as either Party may from time to time notify to the other:

If to Rexam at:

Attn:	Bill Brandell
Title:	Senior VP of Sales & Marketing
Rexam Beverage Can Company
8770 W. Bryn Mawr Ave.,
Chicago, IL 60631

Attn:	Patrick Sullivan
Title:	Vice President Sales
Rexam Beverage Can Company
11111 Houze Road
Suite 105
Roswell, GA 30076

If to CCB (for itself and on behalf of all or any of the Bottlers) at:

Attn:	Ray Malone
Title:	Director of Procurement - Packaging
Coca-Cola Bottlers’ Sales & Services Company, LLC
3200 Windy Hill Road
Suite 300
Atlanta, GA 30339

With a copy to:

General Counsel
Coca-Cola Bottlers’ Sales & Services Company LLC
(at above address)

25.

Entire Amended and Restated Agreement, Amendment, Waiver. Upon execution, this Amended and Restated Agreement, including the attached Exhibits and other attachments, which are incorporated herein by reference and made a part hereof, shall constitute the entire agreement between Rexam and CCB on behalf of the Bottlers with respect to the subject matter hereof, and will, as of its date of execution, supersede and cancel any prior agreements between the Parties with respect thereto. This Amended and Restated Agreement may not be amended except in writing, and no amendment will be effective unless executed by an authorized officer or employee of both Parties. The failure of either Party to exercise or enforce any of the terms or conditions of this Amended and Restated Agreement shall not constitute or be deemed a waiver of that Party’s right thereafter to enforce each and every term and condition of this Amended and Restated Agreement.

26.

Assignability. This Amended and Restated Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties (Parties here shall refer to CCB, the Bottlers, and Rexam) hereto including, without limitation, a subsidiary, affiliate, purchaser, transferee or successor by merger of substantially all of the business or assets of either Party, and each Party shall ensure that any succeeding party is bound to the rights and obligations of this Amended and Restated Agreement, provided however, that this Amended and Restated Agreement shall not be assignable or transferable in any fashion unless the Party proposing to assign and/or transfer the Amended and Restated Agreement shall have received prior written consent from the other Party, except that any Bottler or CCB may assign this Amended and Restated Agreement to any of its respective wholly-owned or controlled subsidiaries or affiliates under common ownership. Notwithstanding the foregoing, in the event of any Change in Control of Rexam, then the other Parties shall have the right to terminate this Amended and Restated Agreement. As used herein, a “Change of Control” means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any person or group of persons that is not an affiliated entity, in a transaction or series of related transactions of the beneficial ownership of 50% or more of the-outstanding voting stock of another person, or (ii) individuals who were directors of a company immediately prior to a transaction involving that company (or their designees) do not constitute a majority of the board of directors after such transaction, or (iii) the direct or indirect acquisition by any person or group of persons that is not an affiliated entity, in a transaction or series of related transactions of all or substantially all of the assets of another person. As used herein, an “affiliated entity” is a party that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a Party. In the event of any Change of Control of a Bottler or any disposition, transfer or sale of any of the Filling Locations covered hereunder by any Bottler to any other entity then engaged, directly or indirectly, in the authorized manufacture or distribution of Coca-Cola products, such Bottler shall require the purchaser or transferee of all or any portion of its can filling operations to assume that portion of this requirements contract that relates to the portion of its operations being sold or transferred.

27.	Confidentiality.

(a) CCB, the Bottlers, and Rexam agree not to disclose, and to use their best efforts to prevent disclosure of, confidential or proprietary information relating to this Amended and Restated Agreement or to the subject matter thereof (“Confidential Information”). All information furnished to one Party by any other Party shall be considered Confidential Information, unless otherwise indicated by the Party furnishing the information. The Specifications will be deemed Confidential Information disclosed by CCB. This Amended and Restated Agreement shall be deemed Confidential Information disclosed by CCB.

(b) Notwithstanding anything in subsection 27(a), above, Confidential Information may be disclosed by a Party pursuant to court order or other process issued by a court or tribunal, provided, however, that the Party served with such process shall notify the other Party prior to any such disclosure; if the information is in the public domain; the receiving Party can show the information was previously known to it at the time of disclosure; has been disclosed through no fault of the party; if the information is independently developed by the receiving Party as evidenced by the written records of the receiving Party; if the information is required to be disclosed pursuant to the requirement, order or directive of a government agency or by operation of law subject to prior consultation with the disclosing Party’s legal counsel; or if the disclosure is expressly consented to by the other parties, in writing and during the Term of this Amended and Restated Agreement.

(c) A Party may disclose Confidential Information to such Party’s direct and indirect parents, subsidiaries and affiliates and to their respective directors, officers and employees, and each of their accountants, lawyers and other professionals (collectively, the “Permitted Recipients”) who need to know the confidential or proprietary information; provided, however, that all such Permitted Recipients shall maintain the confidentiality of all such confidential or proprietary information.

(d) CCB will be free to disclose the contents of this Amended and Restated Agreement to TCCC and the entities identified in Exhibit A.

(e) No Party may issue any press release or make any public statement with respect to this Amended and Restated Agreement or any other transaction contemplated herein, without the express written consent of the other Parties, such consent to not be unreasonably withheld.

(f) The foregoing obligations will remain in effect for a period of five (5) years from termination of this Amended and Restated Agreement. Notwithstanding the foregoing, the Performance Criteria will be held in confidence by Rexam forever.

28.

Dispute Resolution. In the event there is a dispute over any of the terms of this Amended and Restated Agreement or the fulfillment of any of the terms by either Party (including any of the Bottlers), or a disagreement over the resolution of any claim made by any of the Bottlers with respect to product or services received from Rexam, then Rexam and CCB as agent (and the affected Bottler(s), at CCB’s option), shall meet within 30 days of the receipt of written notice of the dispute for the purposes of reaching an amicable resolution. If no amicable resolution is reached, the Parties agree that the dispute shall be submitted to final and binding arbitration to be conducted in Atlanta, Georgia on a date and at a time convenient to all Parties by and pursuant to the rules and regulations of the American Arbitration Association (“AAA”). Within 30 days of such submission, each Party shall choose an arbitrator from the list of arbitrators provided by the AAA, and the two chosen arbitrators shall choose a third arbitrator acceptable to them. The Parties shall bear the cost of the arbitrator chosen by each of them, and the costs of the third arbitrator as well as other related costs of the arbitration, shall be borne equally by each Party. Once the third arbitrator has been selected, a hearing date shall be set within forty-five (45) days thereafter. Written submittals shall be presented and exchanged by the Parties fifteen (15) days before the hearing date, including reports prepared by experts upon whom any Party intends to rely. At such time the Parties shall also exchange copies of all documentary evidence upon which they will rely at the arbitration hearing and a list of the witnesses whom they intend to call to testify at the hearing. Each Party shall also make its respective experts available for deposition by the other Party prior to the hearing date. The arbitrators shall make their award as promptly as practical after conclusion of the hearing. The arbitrators shall not be bound by any rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonable businessmen would use in the conduct of their day-to-day affairs, and may require the Parties to submit some or all of their presentation orally or in written form as the arbitrator may deem appropriate. Until a resolution is reached, either by agreement or through arbitration, the terms of this Amended and Restated Agreement shall remain in full force and effect, and in any event, a dispute with one of the Bottlers shall not affect the contractual relationship between Rexam and the other Bottlers.

29.	Governing Law. The validity, interpretation and enforcement of the terms of this Amended and Restated Agreement, including those set forth in the attached Exhibits and attachments, shall be governed by the laws of the State of Illinois, without application of its choice of law rules.

30.	Severability. In the event that any of the provisions of this Amended and Restated Agreement are held to be unenforceable, the remaining provisions of this Amended and Restated Agreement will remain in full force and effect.

31.	Counterparts. This Amended and Restated Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same Amended and Restated Agreement. Facsimile signatures shall be binding as if they were originals.

32.	Independent Contractor Status. This Amended and Restated Agreement is not intended in any other respect to create, nor should it be construed as creating, an agency,

joint venture, partnership or employer-employee relationship between CCB and Rexam. Each Party shall act solely as an independent contractor and shall have no right to act for or to sign the name of or bind the other Party in any way or to make quotations or to write letters under the name of the other Party or to represent that the Party is in any way responsible for any acts or omissions of such Party.

33.	Manufacturer’s Authorization Agreement. This Amended and Restated Agreement will be conditioned upon Rexam executing a Manufacturer’s Authorization Agreement (“MAA”) with TCCC. In case of conflict between the MAA and this Amended and Restated Agreement in respect of an issue covered by both agreements, the MAA will take precedence.

34.	Compliance with Other Laws. In absence of specific instructions, all Cans shall comply with good commercial practice and the applicable carrier’s tariffs. To the extent applicable to Rexam in the performance of its obligations hereunder: (a) Rexam shall comply with all applicable state, provincial, federal, and local laws in the manufacture and sale of Cans hereunder (including, to the extent applicable, Section 202, the equal opportunity clause of Executive Order 11246, as amended, Section 60.7415, the affirmative action clause of the regulations under the Rehabilitation Act of 1973, and Section 60.250.5, the affirmative action clause of the regulations under 38 U.S.C. 4212, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974); (b) if applicable, Rexam agrees to comply with the provisions of 29 C.F.R. Part 470 and 31 U.S.C.S. Section 1352; and (c) Rexam’s possession and control and all reasonable requests for actions that are made by the Bottlers to the extent necessary for the Bottlers to comply with the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. All Cans shall be accompanied by pallet tags, bills of lading or other documentation as required by the Bottlers.

35.	Survival. The representations, warranties, covenants and obligations contained in Sections 1, 19, 20, 21, 27, 28, 29 and this Section 35 shall survive the termination or expiration of this Amended and Restated Agreement.

36.	Several Liability. The Bottlers shall be severally as to itself only, and not jointly, liable to Rexam and CCB for any failure by any Bottler to perform its obligations hereunder. Notwithstanding anything in this Amended and Restated Agreement to the contrary, Rexam agrees to look directly and exclusively to each Bottler and not to CCB for remedies for any non-performance in connection with the purchase and sale of Cans and any Services hereunder. Rexam acknowledges that CCB is acting herein solely as agent for the Bottlers and, as such, shall have no liability for any actual purchases of Cans or compliance with any terms of payment.

37.	Third Party Beneficiaries. All of the entities, subsidiaries, business units and participating affiliates identified in Exhibit A are intended to be third-party beneficiaries of the rights of CCB under this Amended and Restated Agreement.

38.	Set-Off. Each party will have the right to set off against amounts which may become payable by the other party under this contract or otherwise, any present or future indebtedness of said other party, money, prepaid inventory or otherwise, whether arising under an Order or otherwise.

39.	Supplier Guiding Principles. Rexam and suppliers authorized by Rexam to provide goods or services for CCB and the Bottlers will be required to meet the following standards with respect to their operations as a whole:

Laws and Regulations	Rexam will comply with all applicable laws, rules, regulations and requirements in the manufacture and distribution of products and supplies and in providing services to CCB and Bottlers.

Child Labor	Rexam will not use child labor as defined by local law

Forced Labor	Rexam will not use forced or compulsory labor

Abuse of Labor	Rexam will not physically abuse labor

Collective Bargaining	Rexam will respect employees’ rights to choose whether to be represented by third parties and to bargain collectively in accordance with local law

Wages and Benefits	Wages and benefits will comply with local law

Working Hours & Overtime	Working hours and overtime will comply with local law

Health and Safety	Working conditions will comply with local regulations

Environment	Rexam will comply with all applicable environmental laws

Rexam agrees that it must be able to demonstrate its compliance with these requirements at the request of and to the satisfaction of CCB. This agreement includes, but is not limited to, CCB and its subsidiaries having the right to inspect any site involved in work for CCB and Bottlers. Any supplier that fails to comply with the foregoing is subject to immediate termination and any agreements between it and CCB and Bottlers and their subsidiaries will be terminated without penalty to CCB or Bottlers and their subsidiaries, but with obligations to remedy direct damages suffered by CCB or Bottlers and their subsidiaries remaining. All other policies and guidelines of CCB and its subsidiaries and any other agreements to which Rexam is a party will continue in full force and effect.

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Amended and Restated Agreement and it shall be effective as of the date set forth above in Section 3.

/s/ Ron Lewis		/s/ Harry G. Barto
Name:	Ron Lewis	Harry G. Barto
Title:	President & CEO	President and Chief Executive Officer

COCA-COLA BOTTLERS SALES & SERVICES COMPANY, LLC		REXAM BEVERAGE CAN COMPANY

As agent for the Bottlers.

EXHIBIT A

Participating CCBA Bottlers
Barritt & Son
Hamilton, Bermuda

Atlantic Bottling Company
Atlantic, IA 50022

Baton Rouge Coca-Cola Bottling Company
Baton Rouge, LA 70809

The Cleveland Coca-Cola Bottling Company, Inc
Bedford Heights, OH 44146

Gulf State Canners, Inc
Clinton, MS 39056

Southwest Canners of Texas, Inc.
Nacogdoches, TX 75961

Swire Coca-Cola
Fruitland, ID 83619

Great Plains Coca-Cola Bottling Company
Oklahoma City, OK 73147

Great Plains Coca-Cola Bottling Company
Okmulgee, OK 74447

Chesterman Co.
Sioux City, IA 51102

Viking Coca-Cola Bottling Company
St Cloud, MN 56303

Bottler Legal Entity

The Coca-Cola Bottling Company Consolidated
4100 Coca-Cola Plaza
Charlotte, NC 28211

Filling Locations

Coca-Cola Bottling Co Consolidated
Charlotte, NC 28216

Coca-Cola Bottling Company of Mobile, LLC
Mobile, AL 36619

Coca-Cola Bottling Co Consolidated
Nashville, TN 37204

Coca-Cola Bottling Company of Roanoke, Inc.
Roanoke, VA 24106

South Atlantic Canners Inc.
Bishopville, SC 29010

Bottler Legal Entity

Coca-Cola North America
A Division of The Coca-Cola Company

Filling Location

Coca-Cola Bottling Company of Chicago
Niles, IL 6071 [will add 2 more locations]

Bottler Legal Entity

Coca-Cola Enterprises Inc. (“CCE”)
P.O. Box 723040
Atlanta, GA 31139

CCE Filling Locations

City	State
Abilene	TX
Alsip	IL
Baltimore	MD
Bellevue	WA
Bismarck	ND
Brampton	Ontario CN
Cincinnati	OH
Cleveland	TN
College Park	GA
Dallas	TX
Detroit	MI
Downey	CA
Eagan	MN
El Paso	TX
Flint	MI
Grand Rapids	MI
Great Falls	MT
Little Rock	AK
Indianapolis	IN
Milwaukee	WI
Montgomery	AL
New Orleans	LA
Niles	IL
Portland	IN
Richmond	British Columbia CN
San Leandro	CA
Sandston	VA
Shawnee Mission	KS
St Louis	MO
Tempe	AZ
Twinsburg	OH
Weston	Ontario CN
West Memphis	TN
Wichita	KS
Wilsonville	OR

EXHIBIT B

202/211x413 12-oz aluminum beverage can bodies, up to 5 non-combination prints, with up to [***]% of the total annual volume in 6 non-combination prints; Reference Drawing No. [***], input gauge [***]

202 diameter aluminum Rexam standard ends; Reference Drawing No. [***]; input gauge [***]; or 202 diameter new design to be designated (subject to mutual agreement of Rexam and CCB)

All Can bodies and ends must meet or exceed specifications, performance and quality criteria as mandated by The Coca-Cola Company (or any other licensor) as they may change from time to time; any such change may result in an upward or downward price adjustment, if mutually agreed upon, such agreement not to be unreasonably withheld by either Party.

EXHIBIT C

PRICING SCHEDULE

A.	PRICING (PER THOUSAND)

12-OZ Can Base Prices — Delivered to all Domestic and Canadian Filling Locations (effective 1/1/06)

	12-OZ BODIES	202 ENDS	Total
[***]

[***]

[***]

12-OZ Can Base Prices — Delivered to U.S Port for Shipment to Bermuda (effective 1/1/06)

	12-OZ BODIES	202 ENDS	Total
[***]

[***]

[***]

This Bermuda pricing includes [***] for dunnage which is not returned to or Rexam’s designee.

[***]

B.	Pricing Components and Adjustments to Price

1.	The can body and end pricing are influenced by the following three factors:

The ingot component as determined by Section (a) below; Conversion of ingot to aluminum sheet for body, end and tab stock, as determined by Section (b) below; and Conversion of can sheet to aluminum beverage cans and ends, as determined by Section (c) below.

(a) Ingot. CCB and Rexam affirm and acknowledge that soft tolling, as currently in practice between CCB (as agent for Coca-Cola Enterprises Inc. and others) and Rexam, is an integral part of the Amended and Restated Agreement and the Parties will use their best efforts to ensure that soft tolling continues, provided however, that both Parties agree to meet periodically and evaluate the metal purchasing program and address its impact on their respective commercial best interests. The parties acknowledge and agree that: (a) so long as soft tolling is in effect, the ingot price component will be as agreed to from time to time by the course of dealing by and among CCB, Rexam, and CCB’s directed metal supplier; and, to the extent such directed metal supplier dictates any future price adjustments to Rexam for any metal-related purchases made on CCB’s and/or the Bottler’s behalf, Rexam shall have the right to pass through to the Bottlers any such pricing adjustment; and (b) if soft tolling is for any reason eliminated in the provision of can bodies and ends under the Amended and Restated Agreement, the Parties will discuss a mutually agreeable price adjustment, if any, and will mutually agree on how to calculate changes in ingot pricing. The above prices are based on the 1/1/06 ingot price of [***] per pound, determined by the six-month trailing average US Transaction Price (USTP) formula which is comprised of the daily LME cash average for the period plus the daily average of the US Midwest Premium as published in Platts Metals Week, adjusted on April 1 and October 1 each year. Prices effective from April 1 - September 30 will be based on the average monthly USTP for the preceding September - February. Prices effective from October 1 - March 31 will be based on the average monthly USTP for the preceding March - August. At the inception of this Agreement, the price will be subject to an adjustment of [***] for each $.01/lb. in the USTP.

(b) Conversion of Ingot to Can Sheet (“ICS”). The Parties acknowledge and agree that: (a) so long as soft tolling is in effect, adjustments in the conversion of ingot to can sheet component will be as agreed to from time to time by the course of dealing by and among CCB, Rexam and CCB’s directed metal supplier; and, to the extent such directed metal supplier dictates any future price adjustments to Rexam for any conversion fees relating to metal purchases made on CCB’s and/or the Bottlers’ behalf, Rexam shall have the right to pass through to the Bottlers any such pricing adjustment; and (b) if soft tolling is for any reason eliminated in the provision of can bodies and ends under the Amended and Restated Agreement, that the Parties will discuss a mutually agreeable price adjustment, if any, and will mutually agree on how to calculate adjustments in the conversion of ingot to can sheet fees. [The above prices are based on the 4/1/05 Ingot to Can Sheet Conversion prices of [***] per pound for 12-oz bodies at [***], [***] per pound for 202 lids at [***] input gauge, and [***] per pound for 202 tabs at [***] input gauge.] The gross weight factor used to compute price adjustments of containers at inception of this agreement is [***] 1bs./M. The gross weight factors by component are as follows:

Body	[***] lbs./M
End	[***] lbs./M
Tab	[***] lbs./M

(c) Conversion of Can Sheet to Cans (“CCP”). The Conversion of Can Sheet to Cans “CCP” is calculated by subtracting the sum of (a) and (b) in Section B. of Exhibit C from the total base price outlined in Section A of Exhibit C. Effective April 1st of each year during the term of the Amended and Restated Agreement, a can sheet to cans conversion factor will be increased (or decreased) by a percentage equal to [***], if any, (commencing on April 1, 2005) in the Producer Price Index for Intermediate Materials, Supplies and Components (“PPI”) (Index Code WPUSOP 2000) for the period ending December 31st of the preceding year. The 1/1/06 can sheet to cans conversion price per thousand factor, used to compute the PPI price adjustment, is $[***] ($[***] for 12-oz bodies and $[***] for 202 ends.)

2.	Adjustments resulting from other cost increases or decreases and/or changes in market conditions. (a) In the event of changes in the cost of items which are either not reflected in, or are in excess of, the then most recent year over year upward or downward movement of the PPI, or (b) in the event of general increases or decreases in the price of the Cans in the marketplace not otherwise covered hereunder, Rexam will discuss such changes with CCB. (c) Any reduction in Rexam’s manufacturing costs resulting from the directions of Bottlers, CCB or The Coca-Cola Company, or driven by mutually beneficial programs, will be passed through to Bottlers as a price reduction as mutually agreed between Rexam and CCB, as agent for Bottlers.

3.	[***]

4.	[***]

5.	[***]

6.	[***]

EXHIBIT D

CUSTOMER EQUIPMENT SERVICE CHARGE POLICY

Rexam’s Customer Equipment Service (CES) personnel are available for mechanical assistance (both scheduled and emergency), training and trouble shooting in addition to product quality and line efficiency improvement assistance. Many of our services are supplied at no additional cost, however Bottlers are integral to managing service cost effectively. The below policy will not become effective until 1/1/07:

BILLING CHARGES
Regular Time (Monday - Friday, 8:00 am - 5:00 pm)	[***]/hr
Overtime Time (Monday - Friday, before 8:00 am & after 5:00 pm)	[***]/hr
Saturday, Sunday or Holiday	[***]/hr
Travel Time (overtime, weekends and holidays only)	[***]/hr

Note: Rexam Beverage Can Company does not charge for any travel related expenses, e.g., air fare, hotel, rental car, meals, etc. except in those cases in which additional assistance is required from CES Reps out of their normal service area. In these cases, estimates of such expenses and labor costs shall be approved in advance by the relevant Bottler(s) and actual expenditures will be billed for the additional Service Rep(s) upon completion of service.

NON-CHARGEABLE SERVICES

All services rendered during normal business hours, Monday through Friday, 8:00 am to 5:00 pm with the exception of the noted chargeable services below.

CHARGEABLE SERVICES

Services rendered for the purpose of closing machine overhauls, tooling changes, audits, emergency breakdowns, new equipment installations, size conversion, and any product performance related services deemed to be solely equipment related.

PROCEDURE

All aspects of the proposed work will be discussed by the Rexam Beverage Can Company Customer Equipment Service representative with either the plant manager, maintenance manager or production supervisor, arriving at a mutually agreed upon and documented scope of work. A customer purchase order will be required prior to work initiation and a customer signature on the representative’s charge report is also requested upon the satisfactory completion of the work.

*	Rates may be adjusted annually in January of each year by mutual agreement of the parties.

EXHIBIT E

Return of all packaging materials delivered to Bottler by Rexam, including plastic pallets, end pallets, top frames and separator sheets (collectively, “Dunnage”), shall be arranged by Rexam or Rexam’s designee at Rexam’s expense, provided however, that in the event that Bottler provides its own carrier for return of Dunnage, such Bottler shall receive a credit from Rexam, for full truckload quantities only, that shall be based upon mutually agreed backhaul rates. Such Dunnage shall be returned in not less than commercially usable condition, normal wear and tear excepted, acceptable by Rexam in full truckload quantities only, to the location designated by Rexam in writing, in accordance with Rexam’s reasonable requirements as set out in the Dunnage Return Instruction Sheets attached hereto as Exhibits E-1 and E-2. Rexam may from time to time update such Dunnage Return Instruction Sheets. Rexam or Rexam’s designee will promptly notify Bottler of any discrepancies in the amount of Dunnage returned when compared with the amount delivered and will provide written reconciliation no less frequently than quarterly. To the extent that Rexam or Rexam’s designee reasonably determines that Dunnage has been returned in unusable condition, normal wear and tear excepted; or in amounts less than amounts delivered to Bottler, Bottler will be billed no less than quarterly for such damage or shortfall at the rates set forth on Exhibit F attached hereto.

Exhibits E-1

DUNNAGE RETURN INSTRUCTION SHEETS

To be attached.

Exhibits E-2

DUNNAGE RETURN INSTRUCTION SHEETS

To be attached.

EXHIBIT F

DUNNAGE MATERIALS LIST*

ITEM	COST
PALLETS	[***] EACH

TOPFRAME	[***] EACH

SEPARATOR SHEET	[***] EACH

*	Rexam reserves the right to adjust these rates periodically by mutual agreement not unreasonably withheld.

EXHIBIT G

WARRANTY AND LIMITED LIABILITY

(a) Rexam hereby warrants that the cans (bodies and ends) shall be free from defects in workmanship and materials, shall be merchantable and fit for their intended use as beverage containers, and shall conform to the specifications set forth in Exhibit B attached hereto.

(b) Rexam warrants that the production and packaging of Cans will comply with all applicable national, regional and local laws, rules, regulations, ordinances and orders, and that Rexam has obtained the necessary approvals from all certification bodies.

(c) Rexam warrants that the Cans, as of the date of shipment and/or delivery are not adulterated or misbranded within the meaning of any applicable national, regional and local laws, rules, regulations, ordinances and orders of the country where the Cans are manufactured and delivered.

(d) Rexam warrants that the packaging of the Cans, and the labeling on the packaging will comply with all applicable national, regional and local laws, rules, regulations, norms, ordinances and orders, relating to the transport of Cans.

(e) Coding and Scannability. Unless otherwise authorized by CCB, all labeled Cans will bear coding for pricing and inventory tracking. Rexam warrants that all coding will be properly encoded, applied and scannable in accordance with all applicable national, regional and local laws, rules, regulations, ordinances and orders and applicable industry standards. For Cans intended for use in the United States, labeled Cans will bear Universal Product Codes in accordance with the standards of the Uniform Code Council, which will be scannable to an ANSI grade of B or better.

(f) Rexam warrants that neither the design, manufacture and function of the Cans nor the provision, use or sale thereof will in any way infringe upon or violate any patent, trademark, trade secret, copyright or other rights of any party; provided, however, that Rexam will not be liable for such infringement in respect of infringing features specified by CCB over the written objections of Rexam unless Rexam actually knew, or should have known, of the infringement and did not notify CCB.

(g) Rexam warrants that Rexam will have and transfer to Bottlers good and marketable title to all Cans delivered hereunder.

EXCEPT AS EXPRESSLY STATED ABOVE, THERE ARE NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

(h) Rexam shall not be liable to any Bottler or to any other person where the claimed damages result from: (i) Bottler’s faulty assembly or closure of the can body and loose end; (ii) rust or outside corrosion on containers occurring after Bottler’s receipt, except when caused by Rexam’s faulty workmanship or imperfect materials; (iii) the failure of Bottler (or any other party excluding Rexam, from time to time having custody or control of allegedly defective goods) to exercise reasonable care in conveying, warehousing, using, packing, handling, distributing or storing filled or unfilled containers; or (iv) the failure of empty or filled containers exported to or used in foreign countries unless a special warranty has been specifically approved by Rexam to cover such exported containers; (v) defects in metal or failure of Bottler’s supplier to deliver metal to Rexam where Bottler (or CCB) is supplying such metal to Rexam.

(i) Rexam shall give immediate consideration to settlement of a Bottler’s claims, but in no event shall Rexam be liable on any claim unless notice thereof is received by Rexam promptly following a Bottler’s discovery of an alleged defect in a container.

(j) In the event of Rexam’s breach of warranty, Rexam shall be liable for, and Rexam’s liability to any Bottler hereunder shall be limited to, such Bottler’s cost of the defective containers, cost of the contents of the containers lost as a direct result of the defect, and the reasonable cost of recovery and disposition of defective containers (but as to the latter, only to the extent reasonably required). Rexam shall in no event be liable to Bottler for indirect or consequential damages including but not limited to lost profits or lost business. However, except as set forth in subsection (h) hereof, Rexam shall be responsible for claims by third parties (including governmental entities) to the extent arising out of a breach of warranty provided that Rexam is given adequate notice of such claim and the opportunity to defend such claim by counsel of its own choosing.

(k) All warranties will survive inspection, testing and acceptance of the goods by Bottler and expiration or termination of this Amended and Restated Agreement.

35